EXHIBIT INDEX

99.1 Company Press Release June 7, 2000, titled "Stewart & Stevenson Services, Inc. Announces Plan to Sell Natural Gas Compressor Leasing Business to Hanover Compressor Company."

News From:                                         Stewart & Stevenson
                                                   Corporate Headquarters
                                                   P.O. Box 1637
                                                   Houston, TX  77251-1637


FOR IMMEDIATE RELEASE:

STEWART & STEVENSON SERVICES, INC. ANNOUNCES PLAN TO SELL NATURAL GAS COMPRESSOR LEASING BUSINESS TO HANOVER COMPRESSOR COMPANY

     HOUSTON, TX June 7, 2000 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), HOUSTON, TX a leading manufacturer, distributor, and provider of service for industrial and energy related equipment, and a manufacturer of medium tactical vehicles for the U.S. Army, announced today that it has executed a letter of intent to sell the assets of its natural gas compressor leasing business to Hanover Compressor Company for approximately $60 million in cash and notes, subject to adjustment for the total amount of assets actually delivered. The letter of intent also provides for the strategic alliance of the parties in which Hanover will purchase gas compression equipment and related support from Stewart & Stevenson, and Stewart & Stevenson will refer subsequent compression leasing business to Hanover. The sale is subject to definitive documentation, government approvals and certain other closing conditions, and is expected to be completed by July 31, 2000.

     Michael L. Grimes, President and CEO of Stewart & Stevenson, said, "Our compressor leasing business is an established market leader in the Powder River Basin of Wyoming and we are pleased to combine that business with Hanover. We believe that the best interests of our customers, employees, and shareholders will be served by the completion of this transaction."

     Stewart & Stevenson will continue to manufacture natural gas compression equipment for sale within the industry.

     Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Stewart & Stevenson believes that its expectations, as expressed in these statements, are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. The most important factors that may cause actual results to differ from our expectations are the risks associated with negotiation of a definitive agreement and receipt of regulatory approval for the sale of the Gas Compression Leasing Business. Other risk factors are listed in Stewart & Stevenson Services, Inc. annual report to the Securities and Exchange Commission on Form 10-K for the year ended January 31, 2000.

Contact:          Mr. David R. Stewart, Treasurer
Phone:            (713) 868-7657
Fax:              (713) 863-1519
Email:            d.stewart@ssss.com
                  HTTP://www.ssss.com